Exhibit 21
LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY	STATE OR JURISDICTION OF INCORPORATION	D/B/A
Home Depot U.S.A., Inc.	Delaware	The Home Depot
Home Depot International, Inc.	Delaware	(Not Applicable)
HD Development Holdings, Inc.	Delaware	(Not Applicable)
HD Development of Maryland, Inc.	Maryland	(Not Applicable)
Home Depot Product Authority, LLC	Georgia	(Not Applicable)
Home Depot of Canada, Inc.	Canada	(Not Applicable)
HD Supply Holdings, Inc.	Delaware	HD Supply
Certain subsidiaries were omitted pursuant to Item 601(21)(ii) of the SEC's Regulation S-K.